                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. __________) (1)



                          Hibbett Sporting Goods, Inc.
                          ----------------------------
                                (Name of Issuer)



                     Common Stock, $.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)



                                  428565 10 5
                                  -----------
                                 (CUSIP Number)



__________
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                                                  ---
Notes).
-----

CUSIP No.:  428565 10 5
            ----------------------------------------------------------------

(1) Name of Reporting Person and S.S. or I.R.S. Identification Number of Above Person:

     The SK Equity Fund, L.P. (IRS ID No. 061312136)
     -----------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -----------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ---------------------------------

Number of                 (5)  Sole Voting Power:         2,855,484
Shares                                                  ---------------------
Beneficially              (6)  Shared Voting Power:       3,782,131*
Owned by                                                ---------------------
Each                      (7)  Sole Dispositive Power:    2,855,484
Reporting                                               ---------------------
Person With               (8)  Shared Dispositive Power:  3,750,894**
                                                        ---------------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     ------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     ------------------------------------------------------------------------


(12) Type of Reporting Person:

     PN
     ------------------------------------------------------------------------

*  See Note 2 to Item 4 below
** See Note 3 to Item 4 below

CUSIP No.:  428565 10 5
            ----------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     SK Investment Fund, L.P. (IRS ID No. 061408409)
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a)  [ ]
                                                        (b)  [X]



(3)  SEC Use Only:


(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                        (5)  Sole Voting Power:         31,237
Shares                                                           -------------
Beneficially                     (6)  Shared Voting Power:       3,782,131*
Owned by                                                         -------------
Each                             (7)  Sole Dispositive Power:    31,237
Reporting                                                        -------------
Person With                      (8)  Shared Dispositive Power:  926,647**
                                                                 -------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     PN
     -------------------------------------------------------------------------

*  See Note 2 to Item 4 below
** See Note 3 to Item 4 below

CUSIP No.:  428565 10 5
          ---------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     SKM Partners, L.P. (IRS ID No. 061301330)
     ---------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a)  [ ]
                                                        (b)  [X]



(3)  SEC Use Only:
                   -------------------------------------------------------------


(4)  Citizenship or Place of Organization:  United States
                                            ------------------------------------

Number of                           (5)  Sole Voting Power:         0
Shares                                                            --------------
Beneficially                        (6)  Shared Voting Power:       3,782,131*
Owned by                                                          --------------
Each                                (7)  Sole Dispositive Power:    0
Reporting                                                         --------------
Person With                         (8)  Shared Dispositive Power:  3,782,131**
                                                                  --------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     PN
     -------------------------------------------------------------------------

*  See Notes 1 and 2 to Item 4 below
** See Notes 1 and 3 to Item 4 below

CUSIP No.:  428565 10 5
            ------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Thomas A. Saunders, III (SS No. ###-##-####)
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a)  [ ]
                                                        (b)  [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                      (5)  Sole Voting Power:         0
Shares                                                       ----------------
Beneficially                   (6)  Shared Voting Power:       3,782,131*
Owned by                                                     ----------------
Each                           (7)  Sole Dispositive Power:    0
Reporting                                                    ----------------
Person With                    (8)  Shared Dispositive Power:  3,782,131**
                                                             ----------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

*  See Notes 1 and 2 to Item 4 below
** See Notes 1 and 3 to Item 4 below

CUSIP No.:  428565 10 5
            ------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Allan W. Karp (SS No. ###-##-####)
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a)  [ ]
                                                        (b)  [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:   United States
                                             ---------------------------------

Number of                       (5)  Sole Voting Power:         0
Shares                                                        ----------------
Beneficially                    (6)  Shared Voting Power:       3,782,131*
Owned by                                                      ----------------
Each                            (7)  Sole Dispositive Power:    0
Reporting                                                     ----------------
Person With                     (8)  Shared Dispositive Power:  3,782,131**
                                                              ----------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

*  See Notes 1 and 2 to Item 4 below
** See Notes 1 and 3 to Item 4 below

CUSIP No.:  428565 10 5
            ------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     John F. Megrue (SS No. ###-##-####)
     --------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a)  [ ]
                                                        (b)  [X]



(3)  SEC Use Only:
                   -----------------------------------------------------------


(4)  Citizenship or Place of Organization:    United States
                                            ----------------------------------

Number of                         (5)  Sole Voting Power:         0
Shares                                                          --------------
Beneficially                      (6)  Shared Voting Power:       3,782,131*
Owned by                                                        --------------
Each                              (7)  Sole Dispositive Power:    0
Reporting                                                       --------------
Person With                       (8)  Shared Dispositive Power:  3,782,131**
                                                                --------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

*  See Notes 1 and 2 to Item 4 below
** See Notes 1 and 3 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Charles C. Anderson, Sr.
     --------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -------------------------------------------------------------


(4)  Citizenship or Place of Organization:  United States
                                            -----------------------------------

Number of                       (5)  Sole Voting Power:         68,055
Shares                                                        -----------------
Beneficially                    (6)  Shared Voting Power:       3,782,131*
Owned by                                                      -----------------
Each                            (7)  Sole Dispositive Power:    68,055
Reporting                                                     -----------------
Person With                     (8)  Shared Dispositive Power:     0
                                                              -----------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -----------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Joel R. Anderson
     ------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -----------------------------------------------------------



(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                         (5)  Sole Voting Power:          116,644
Shares                                                            ------------
Beneficially                      (6)  Shared Voting Power:        3,782,131*
Owned by                                                          ------------
Each                              (7)  Sole Dispositive Power:     116,644
Reporting                                                         ------------
Person With                       (8)  Shared Dispositive Power:       0
                                                                  -----------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            ------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Charles C. Anderson, Jr.
     --------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------


(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                         (5)  Sole Voting Power:           82,109
Shares                                                            ------------
Beneficially                      (6)  Shared Voting Power:         3,782,131*
Owned by                                                          ------------
Each                              (7)  Sole Dispositive Power:      82,109
Reporting                                                         ------------
Person With                       (8)  Shared Dispositive Power:       0
                                                                  ------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     ------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            ------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Terrence C. Anderson
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -----------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ---------------------------------

Number of                           (5)  Sole Voting Power:         80,461
Shares                                                             ----------
Beneficially                        (6)  Shared Voting Power:       3,782,131*
Owned by                                                           ----------
Each                                (7)  Sole Dispositive Power:    80,461
Reporting                                                          ----------
Person With                         (8)  Shared Dispositive Power:     0
                                                                   ----------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------



(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Clyde B. Anderson
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                          (5)  Sole Voting Power:         302,959
Shares                                                             ---------
Beneficially                       (6)  Shared Voting Power:       3,782,131*
Owned by                                                           ---------
Each                               (7)  Sole Dispositive Power:    302,959
Reporting                                                          ---------
Person With                        (8)  Shared Dispositive Power:      0
                                                                   ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Harold M. Anderson
     -------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -----------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ---------------------------------

Number of                        (5)  Sole Voting Power:              74,641
Shares                                                              ---------
Beneficially                     (6)  Shared Voting Power:         3,782,131*
Owned by                                                            ---------
Each                             (7)  Sole Dispositive Power:         74,641
Reporting                                                           ---------
Person With                      (8)  Shared Dispositive Power:          0
                                                                    ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            ------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     First Anderson Grandchildren's Trust f/b/o Charles C. Anderson, III
     -------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            -----------------------------------

Number of                          (5)  Sole Voting Power:             5,647
Shares                                                            ------------
Beneficially                       (6)  Shared Voting Power:       3,782,131*
Owned by                                                          ------------
Each                               (7)  Sole Dispositive Power:        5,647
Reporting                                                         ------------
Person With                        (8)  Shared Dispositive Power:          0
                                                                  ------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     First Anderson Grandchildren's Trust f/b/o Lauren A. Anderson
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -----------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ---------------------------------

Number of                          (5)  Sole Voting Power:              5,647
Shares                                                              ---------
Beneficially                       (6)  Shared Voting Power:        3,782,131*
Owned by                                                            ---------
Each                               (7)  Sole Dispositive Power:         5,647
Reporting                                                           ---------
Person With                        (8)  Shared Dispositive Power:           0
                                                                    ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     First Anderson Grandchildren's Trust f/b/o Hayley E. Anderson
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                           (5)  Sole Voting Power:             5,647
Shares                                                              ----------
Beneficially                        (6)  Shared Voting Power:       3,782,131*
Owned by                                                            ----------
Each                                (7)  Sole Dispositive Power:        5,647
Reporting                                                           ----------
Person With                         (8)  Shared Dispositive Power:          0
                                                                    ----------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Second Anderson Grandchildren's Trust f/b/o Alexandra R. Anderson
     --------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            -----------------------------------

Number of                           (5)  Sole Voting Power:              5,647
Shares                                                               ----------
Beneficially                        (6)  Shared Voting Power:        3,782,131*
Owned by                                                             ----------
Each                                (7)  Sole Dispositive Power:         5,647
Reporting                                                            ----------
Person With                         (8)  Shared Dispositive Power:           0
                                                                     ----------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131*
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Third Anderson Grandchildren's Trust f/b/o Taylor Claire Anderson
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                          (5)  Sole Voting Power:              5,647
Shares                                                              ---------
Beneficially                       (6)  Shared Voting Power:        3,782,131*
Owned by                                                            ---------
Each                               (7)  Sole Dispositive Power:         5,647
Reporting                                                           ---------
Person With                        (8)  Shared Dispositive Power:         0
                                                                    ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Fourth Anderson Grandchildren's Trust f/b/o Carson Caine Anderson
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                          (5)  Sole Voting Power:             5,647
Shares                                                             -----------
Beneficially                       (6)  Shared Voting Power:       3,782,131*
Owned by                                                           -----------
Each                               (7)  Sole Dispositive Power:        5,647
Reporting                                                          -----------
Person With                        (8)  Shared Dispositive Power:          0
                                                                   -----------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Fifth Anderson Grandchildren's Trust f/b/o Harold M. Anderson, Jr.
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -----------------------------------------------------------


(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                         (5)  Sole Voting Power:            5,647
Shares                                                           -------------
Beneficially                      (6)  Shared Voting Power:      3,782,131*
Owned by                                                         -------------
Each                              (7)  Sole Dispositive Power:       5,647
Reporting                                                        -------------
Person With                       (8)  Shared Dispositive Power:         0
                                                                 -------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Sixth Anderson Grandchildren's Trust f/b/o Bentley Barbour Anderson
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                             (5)  Sole Voting Power:            5,647
Shares                                                               ---------
Beneficially                          (6)  Shared Voting Power:      3,782,131*
Owned by                                                             ---------
Each                                  (7)  Sole Dispositive Power:       5,647
Reporting                                                            ---------
Person With                           (8)  Shared Dispositive Power:         0
                                                                     ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Seventh Anderson Grandchildren's Trust f/b/o Olivia Barbour Anderson
     --------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                            (5)  Sole Voting Power:            5,647
Shares                                                              ----------
Beneficially                         (6)  Shared Voting Power:      3,782,131*
Owned by                                                            ----------
Each                                 (7)  Sole Dispositive Power:       5,647
Reporting                                                           ----------
Person With                          (8)  Shared Dispositive Power:         0
                                                                    ----------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     The Ashley R. Anderson Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                           (5)  Sole Voting Power:            16,687
Shares                                                              ----------
Beneficially                        (6)  Shared Voting Power:       3,782,131*
Owned by                                                            ----------
Each                                (7)  Sole Dispositive Power:       16,687
Reporting                                                           ----------
Person With                         (8)  Shared Dispositive Power:          0
                                                                    ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Joel R. Anderson, II Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                            (5)  Sole Voting Power:            50,046
Shares                                                               ---------
Beneficially                         (6)  Shared Voting Power:       3,782,131*
Owned by                                                             ---------
Each                                 (7)  Sole Dispositive Power:       50,046
Reporting                                                            ---------
Person With                          (8)  Shared Dispositive Power:          0
                                                                     ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Gerald H. Daugherty
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                          (5)  Sole Voting Power:              4,599
Shares                                                              ----------
Beneficially                       (6)  Shared Voting Power:        3,782,131*
Owned by                                                            ----------
Each                               (7)  Sole Dispositive Power:         4,599
Reporting                                                           ----------
Person With                        (8)  Shared Dispositive Power:           0
                                                                    ----------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            ------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Martin R. Abroms
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                           (5)  Sole Voting Power:              2,376
Shares                                                               ---------
Beneficially                        (6)  Shared Voting Power:        3,782,131*
Owned by                                                             ---------
Each                                (7)  Sole Dispositive Power:         2,376
Reporting                                                            ---------
Person With                         (8)  Shared Dispositive Power:           0
                                                                     ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Sandra B. Cochran
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                        (5)  Sole Voting Power:               11,246
Shares                                                             -----------
Beneficially                     (6)  Shared Voting Power:          3,782,131*
Owned by                                                           -----------
Each                             (7)  Sole Dispositive Power:          11,246
Reporting                                                          -----------
Person With                      (8)  Shared Dispositive Power:             0
                                                                   -----------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     IN
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            --------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Alexandra Ruth Anderson Irrevocable Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                            (5)  Sole Voting Power:             8,197
Shares                                                               ---------
Beneficially                         (6)  Shared Voting Power:       3,782,131*
Owned by                                                             ---------
Each                                 (7)  Sole Dispositive Power:        8,197
Reporting                                                            ---------
Person With                          (8)  Shared Dispositive Power:          0
                                                                     ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            --------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Olivia Barbour Anderson 1995 Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                            (5)  Sole Voting Power:            8,197
Shares                                                              ---------
Beneficially                         (6)  Shared Voting Power:      3,782,131*
Owned by                                                            ---------
Each                                 (7)  Sole Dispositive Power:       8,197
Reporting                                                           ---------
Person With                          (8)  Shared Dispositive Power:         0
                                                                    ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Clyde Christian Anderson 1996 Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  -------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            -----------------------------------

Number of                         (5)  Sole Voting Power:                 8,197
Shares                                                                ---------
Beneficially                      (6)  Shared Voting Power:           3,782,131*
Owned by                                                              ---------
Each                              (7)  Sole Dispositive Power:            8,197
Reporting                                                             ---------
Person With                       (8)  Shared Dispositive Power:              0
                                                                      ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Carson Caine Anderson 1995 Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                   ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            -----------------------------------

Number of                            (5)  Sole Voting Power:              2,459
Shares                                                                ---------
Beneficially                         (6)  Shared Voting Power:        3,782,131*
Owned by                                                              ---------
Each                                 (7)  Sole Dispositive Power:         2,459
Reporting                                                             ---------
Person With                          (8)  Shared Dispositive Power:           0
                                                                      ---------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            --------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Bentley Barbour Anderson 1995 Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [X]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                          (5)  Sole Voting Power:            2,459
Shares                                                            ------------
Beneficially                       (6)  Shared Voting Power:      3,782,131*
Owned by                                                          ------------
Each                               (7)  Sole Dispositive Power:       2,459
Reporting                                                         ------------
Person With                        (8)  Shared Dispositive Power:         0
                                                                  ------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [_]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            ------------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Keaton Carroll Anderson 1996 Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [x]



(3)  SEC Use Only:
                  -------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            -----------------------------------

Number of                 (5)  Sole Voting Power:          2,459
Shares
Beneficially              (6)  Shared Voting Power:    3,782,131*
Owned by
Each                      (7)  Sole Dispositive Power      2,459
Reporting
Person With               (8)  Shared Dispositive Power:       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:  [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            ----------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Taylor Claire Anderson 1996 Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [x]



(3)  SEC Use Only:
                 -------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                 (5)  Sole Voting Power:        4,098
Shares
Beneficially              (6)  Shared Voting Power:  3,782,131*
Owned by
Each                      (7)  Sole Dispositive Power:   4,098
Reporting
Person With               (8)  Shared Dispositive Power:    0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

CUSIP No.:  428565 10 5
            -----------------------------------------------------------------

(1)  Name of Reporting Person and S.S. or I.R.S. Identification Number of Above
     Person:

     Harold M. Anderson, Jr. 1996 Trust
     -------------------------------------------------------------------------


(2)  Check the Appropriate Box if a Member of a Group:  (a) [ ]
                                                        (b) [x]



(3)  SEC Use Only:
                  ------------------------------------------------------------

(4)  Citizenship or Place of Organization:  United States
                                            ----------------------------------

Number of                            (5)  Sole Voting Power:         4,098
Shares
Beneficially                         (6)  Shared Voting Power:   3,782,131*
Owned by
Each                                 (7)  Sole Dispositive Power:    4,098
Reporting
Person With                          (8)  Shared Dispositive Power:     0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

     3,782,131
     -------------------------------------------------------------------------


(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:   [ ]


(11) Percent of Class Represented by Amount in Row (9):

     61.7%
     -------------------------------------------------------------------------


(12) Type of Reporting Person:

     OO
     -------------------------------------------------------------------------

* See Note 2 to Item 4 below

Item 1(a).  Name of Issuer:

            Hibbett Sporting Goods, Inc. (the "Company")
            --------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            451 Industrial Lane, Birmingham, Alabama  35211
            -----------------------------------------------

Item 2(a).  Name of Person Filing:

            This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

           (1) For the SK Equity Fund, L.P., SK Investment Fund, L.P., SKM Partners, L.P., Thomas A. Saunders, III, Allan W. Karp and John F. Megrue:

                Two Greenwich Plaza
                Suite 100
                Greenwich, CT  06830

           (2)  For Charles C. Anderson, Sr. and Joel R. Anderson:

                202 North Court Street
                Florence, Alabama  35630

           (3)  For Charles C. Anderson, Jr.:

                6016 Brookvale Lane
                Suite 151
                Knoxville, Tennessee 37919

           (4)  For Terrence C. Anderson:

                4511 Helton Drive
                Florence, Alabama  35630

           (5)  For Clyde B. Anderson and Sandra B. Cochran:

                402 Industrial Lane
                Birmingham, Alabama  35211

          (6)  For Harold M. Anderson:

               1465 Northside Drive
               Suite 126
               Atlanta, Georgia  30318

          (7)  For:

               (i) First Anderson Grandchildren's Trust f/b/o Charles C. Anderson, III;
               (ii)   First Anderson Grandchildren's Trust f/b/o Lauren A.
Anderson;
               (iii) First Anderson Grandchildren's Trust f/b/o Hayley E. Anderson;
               (iv) Second Anderson Grandchildren's Trust f/b/o Alexandra R. Anderson;
               (v) Third Anderson Grandchildren's Trust f/b/o Taylor Claire Anderson;
               (vi) Fourth Anderson Grandchildren's Trust f/b/o Carson Caine Anderson;
               (vii) Fifth Anderson Grandchildren's Trust f/b/o Harold M. Anderson, Jr.;
               (viii) Sixth Anderson Grandchildren's Trust f/b/o Bentley
                      Barbour Anderson;
               (ix) Seventh Anderson Grandchildren's Trust f/b/o Olivia Barbour Anderson;
               (x)    The Ashley R. Anderson Trust:

               c/o SunTrust Bank Alabama, N.A., Trustee
               201 South Court Street
               Florence, Alabama  35630

          (8)  For Joel R. Anderson, II Trust:

               c/o Charles C. Anderson, Sr.
               202 North Court Street
               Florence, Alabama  35630

          (9)  For Gerald H. Daugherty:

               312 Ridgecliff Drive
               Route 7, Box 317-F
               Florence, Alabama  35630

          (10) For Martin R. Abroms:

               201 South Court Street
               Suite 610
               Florence, Alabama  35630

          (11) For:

               (i)    Alexandra Ruth Anderson Irrevocable Trust;
               (ii)   Olivia Barbour Anderson 1995 Trust;
               (iii)  Clyde Christian Anderson 1996 Trust

               c/o Lisa S. Anderson, Trustee
               3301 Dell Road
               Birmingham, Alabama  35213

          (12) For:

               (i)    Carson Caine Anderson 1995 Trust;
               (ii)   Bentley Barbour Anderson 1995 Trust;
               (iii)  Keaton Carroll Anderson 1996 Trust

               c/o Susan T. Anderson, Trustee
               P. O. Box 1318
               Florence, Alabama  35631

          (13) For Taylor Claire Anderson 1996 Trust:

               c/o Clyde B. Anderson, Trustee
               402 Industrial Lane
               Birmingham, Alabama  35211

          (14) For Harold M. Anderson, Jr. 1996 Trust:

               c/o Clyde B. Anderson, Trustee
               402 Industrial Lane
               Birmingham, Alabama  35211



Item 2(c).  Citizenship:

          Each of the persons filing this statement is a United States citizen or a trust created or governed under the laws of a state of the United States.

Item 2(d).  Title of Class of Securities:

          This statement relates to the Company's common stock, par value $.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number:

          428565 10 5
          -----------

Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b).

          Not Applicable.

Item 4.   Ownership.

          Incorporated by reference to Items (5)-(9) and (11) of the cover page pertaining to each reporting person.

          Note 1: SKM Partners, L.P. (the "General Partner") is the general partner of each of the SK Equity Fund L.P. and the SK Investment Fund, L.P. (the "Funds"), and Messrs. Saunders, Karp and Megrue are general partners of the General Partner. As a result, each of the General Partner and Messrs. Saunders, Karp and Megrue may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of all shares owned by the Funds.

          Note 2: Each Reporting Person (except the General Partner and Messrs. Saunders, Karp and Megrue) is a party to a Stockholders Agreement which contains a provision (the "Voting Provision") which requires each party thereto to vote its shares of the Company's common stock and take all other necessary or desirable actions necessary to ensure that the Company's Board of Directors will consist of six members, (i) four of whom will be designated by the Funds, (ii) one of whom will be an officer of the Company designated by the Board of Directors, and
          (iii) one of whom will be designated by the Anderson Designee. The Voting Provision may be deemed to confer on each Reporting Person the shared power to vote or direct the vote of the aggregate number of shares owned by all parties to the Stockholders Agreement, which is 3,782,131 as reflected by item 6 of the cover page each Reporting Person. Of these 3,782,131 shares, the Funds own collectively 2,886,721 shares of Common Stock of the Company, representing 47.1% of the total number of shares outstanding as of December 31, 1996, and all other parties to the Stockholders Agreement (the "Anderson Stockholders") own collectively 895,410 shares of Common Stock of the Company, representing 14.6% of the total number of shares outstanding as of December 31, 1996. Each Reporting Person disclaims beneficial ownership of all shares held by the other parties to the Stockholders Agreement.

          Note 3: The Stockholders Agreement also contains a provision (the "Drag-along Provision") which empowers the Funds, under certain circumstances, to require all of the Anderson Stockholders to sell 100% of their shares to any person to whom the Funds have sold 100% of their shares. The Drag-along Provision may be deemed to confer on the Funds the shared power to dispose or direct the disposition of all shares owned by the Anderson Stockholders (895,410 shares, representing 14.6% of the total number of shares outstanding as of December 31, 1996). Each Fund disclaims beneficial ownership of all shares held by the Anderson Stockholders.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.
          ---------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.
          ---------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.
          ---------------

Item 8.   Identification and Classification of Members of the Group.

          See Item 4 above.
          -----------------

Item 9.   Notice of Dissolution of Group.

          Not applicable.
          ---------------

Item 10.  Certification.

          Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997


                                    THE SK EQUITY FUND, L.P.
                                    By: SKM Partners, L.P., as
                                        General Partner

                                    By: /s/ Allan W. Karp
                                        --------------------
                                        Its: General Partner


                                    SK INVESTMENT FUND, L.P.
                                    By: SKM Partners, L.P., as
                                        General Partner

                                    By: /s/ Allan W. Karp
                                        --------------------
                                        Its: General Partner


                                    SKM PARTNERS, L.P.

                                    By: /s/ Allan W. Karp
                                        --------------------
                                        Its: General Partner


                                    /s/ Thomas A. Saunders, III
                                    ---------------------------
                                    Thomas A. Saunders, III


                                    /s/ Allan W. Karp
                                    -----------------
                                    Allan W. Karp


                                    /s/ John F. Megrue
                                    ------------------
                                    John F. Megrue


                                    /s/ Charles C. Anderson, Sr.
                                    ----------------------------
                                    Charles C. Anderson, Sr.


                                    /s/ Joel R. Anderson
                                    --------------------
                                    Joel R. Anderson


                                    /s/ Charles C. Anderson, Jr.
                                    ----------------------------
                                    Charles C. Anderson, Jr.


                                    /s/ Terrence C. Anderson
                                    ------------------------
                                    Terrence C. Anderson


                                    /s/ Clyde B. Anderson
                                    ---------------------
                                    Clyde B. Anderson


                                    /s/ Harold M. Anderson
                                    ----------------------
                                    Harold M. Anderson


                                    First Anderson Grandchildren's Trust
                                    f/b/o Charles C. Anderson, III


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee

                                    First Anderson Grandchildren's Trust
                                    f/b/o Lauren A. Anderson


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee

                                    First Anderson Grandchildren's Trust
                                    f/b/o Hayley E. Anderson


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee


                                    Second Anderson Grandchildren's Trust
                                    f/b/o Alexandra R. Anderson


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee


                                    Third Anderson Grandchildren's Trust
                                    f/b/o Taylor Claire Anderson


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee


                                    Fourth Anderson Grandchildren's Trust
                                    f/b/o Carson Caine Anderson


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee

                                    Fifth Anderson Grandchildren's Trust
                                    f/b/o Harold M. Anderson, Jr.


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee


                                    Sixth Anderson Grandchildren's Trust
                                    f/b/o Bentley Barbour Anderson


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee


                                    Seventh Anderson Grandchildren's Trust
                                    f/b/o Olivia Barbour Anderson


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee


                                    The Ashley R. Anderson Trust


                                    By:  /s/ SunTrust Bank, Alabama, N.A.
                                       ----------------------------------
                                         SunTrust Bank Alabama, N.A.,
                                         Trustee


                                    Joel R. Anderson, II Trust


                                    By: /s/ Charles C. Anderson
                                       ------------------------
                                         Charles C. Anderson

                                    /s/ Gerald H. Daugherty
                                    -----------------------
                                    Gerald H. Daugherty


                                    /s/ Martin R. Abroms
                                    --------------------
                                    Martin R. Abroms


                                    /s/ Sandra B. Cochran
                                    ---------------------
                                    Sandra B. Cochran


                                    Alexandra Ruth Anderson Irrevocable Trust


                                    By:  /s/ Lisa S. Anderson
                                       ----------------------
                                         Lisa S. Anderson, Trustee


                                    Olivia Barbour Anderson 1995 Trust


                                    By: /s/ Lisa S. Anderson
                                       ---------------------
                                         Lisa S. Anderson, Trustee

                                    Clyde Christian Anderson 1996 Trust


                                    By:  /s/ Lisa S. Anderson
                                       ----------------------
                                         Lisa S. Anderson, Trustee


                                    Carson Caine Anderson 1995 Trust


                                    By:  /s/ Susan T. Anderson
                                       -----------------------
                                         Susan T. Anderson, Trustee

                                    Bentley Barbour Anderson 1995 Trust


                                    By:  /s/ Susan T. Anderson
                                       -----------------------
                                         Susan T. Anderson, Trustee

                                    Keaton Carroll Anderson 1996 Trust


                                    By:  /s/ Susan T. Anderson
                                       -----------------------
                                         Susan T. Anderson, Trustee


                                    Taylor Claire Anderson 1996 Trust


                                    By:  /s/ Clyde B. Anderson
                                       -----------------------
                                         Clyde B. Anderson, Trustee


                                    Harold M. Anderson, Jr. 1996 Trust


                                    By:  /s/ Clyde B. Anderson
                                       -----------------------
                                         Clyde B. Anderson, Trustee